STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”), dated as of May 10, 2020, is made by and between the Sellers listed on Schedule A hereto (“Sellers”, and individually a “Seller” LEE LARSON ELMORE) and FB Technologies Global ,Inc a Delaware Corporation hereto (“Buyer”).

RECITALS

WHEREAS, Sellers own 60,741,000 shares of ILUS Class D Preferred Stock and 10,000,000 shares of ILUS Class A Preferred Stock and 360,000,000 common (herein, collectively referred to as the Control block (“Shares”) of Ilustrato Pictures International, Inc.a Nevada corporation (the “Company”), which Shares constitute the issued and outstanding Capital stock of the company will be confirmed and issued by the transfer agent to buyer and or its designees to be determined

WHEREAS, Buyer wishes to acquire from Sellers, and Sellers wish to transfer to Buyer, the Shares, upon the terms and subject to the conditions set forth herein.

Accordingly, the parties hereto agree as follows:

1.	Purchase and Sale of Shares.

(a)   Purchased Shares. Subject to the terms and conditions provided below, Sellers shall sell and transfer to Buyer and Buyer shall purchase from Sellers, on the Closing Date (as hereinafter defined) the Shares.

(b)  Purchase Price and Terms: The total purchase price of cash and promissory note for the Shares is One hundred and Forty Thousand($140,000.00) of which Twenty Thousand Dollars ($20,000.00) Dollars shall be transferred to the Sellers payable upon execution of this agreement payable provided in Section 2.2(b) below and the balance of Thirty Thousand ($30,000.00) shall be paid in 3 installments of Ten Thousand ($10,000) per month for 3 months and the balance of Ninety Thousand and No Dollars ($90,000.00) will be evidenced by a promissory note at an interest rate of 6% per annum for a one year term and with conversion rights of 40% of stock market price with look back provision 5 days . Upon signing this agreement and making the payment of $20,000.00 the issuance of the control block of 360,000,000 common and Preferred Class A and Preferred Class D will be transferred to the buyer and confirmed by the Transfer Agent

 (c)  Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated in this Agreement (the “Closing”) shall take place on May 10, 2020 place ,or as soon as possible or when possible waiver or satisfaction of the conditions set forth in this Agreement or at such other time upon which the parties agree to extend.

2.	Closing Conditions.

2.1  Buyer’s Conditions to Closing. Buyer’s obligations hereunder to purchase and pay for the Shares are subject to the satisfaction, on or before the Closing, of the following conditions, any of which may be waived, in whole or in part, by the Buyer in its sole discretion, and each Seller shall use its best efforts to cause such conditions to be fulfilled:

(a)  Representations and Warranties Correct; Performance. The representations and warranties of Sellers contained in this Agreement (including the exhibits and schedules hereto) shall be true, complete and accurate when made and on and as of the date hereof. Sellers shall have duly and properly performed, complied with and observed their covenants, agreements and obligations contained in this Agreement to be performed, complied with and observed on or before the Closing.

(b)   Purchase Permitted by Applicable Laws. The purchase of and payment for the Shares to be acquired by Buyer hereunder shall not be prohibited by any applicable law or governmental regulation.

(c)   Delivery of Documents. Sellers shall have delivered, or caused to be deliver or to confirm by accessing the disclosure filings of the OTC delivered or to confirm in accordance with the terms of Seller, and Buyer (i) according to the recorded filings as on a true and complete copy of the Articles of Incorporation of the Company and all amendments; as to the recorded filings (ii) a true and complete copy of the Bylaws of the Company and all amendments; (iii) a good standing certificate for the Company from the Secretary of State of the State of Nevada as of a recent date; (iv) ledger recording at Transfer to buyer name representing the Shares, duly endorsed for transfer or accompanied by (v) an updated true and complete shareholder list from the Company’s transfer agent; (vi) the executed signature pages to this Agreement signed by Sellers; (vii) resignation letters of all current officers and directors of the Company and resolutions appointing such designees as shall be chosen by Buyer, all effective upon the Closing; and (viii) all other consents, agreements, schedules, documents and exhibits required by this Agreement to be delivered by Sellers at or before the Closing.

(d)   Appointment of New Directors; Resignation of Officers and Directors. On or Before the Closing, Sellers shall have taken all appropriate actions to: duly appointed to the board of directors and as the officers of the Company such designees as Buyer shall choose and deliver the written resignations of all current officers and directors of the Company . Larson Elmore the Current CEO and Director will resign but will continue to serve as a designated title to be determined for a period of 6 months without compensation during the transition of the company with the appointment of the new Directors and or Officers.

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(e)  No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(f)   Approvals and Consents. Sellers shall have duly obtained all authorizations, consents, rulings, approvals, licenses, franchises, permits and certificates, or exemptions therefrom, by or of all federal, state and local governmental authorities and non-governmental administrative or regulatory agencies having jurisdiction over the parties hereto, this Agreement, the Shares, or the transactions contemplated hereby, including, without limitation, all third parties pursuant to existing agreements or instruments by which any Seller may be bound, which are required for the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, at no cost or other adverse consequence to Buyer or the Company and all thereof shall be in full force and effect at the time of Closing.

2.2   Sellers’ Conditions to Closing. The obligation of Sellers to consummate the transactions contemplated hereby are subject to the fulfillment of the following conditions on or prior to the Closing, any of which may be waived, in whole or in part, by Sellers and each Buyer shall use its best efforts to cause such conditions to be fulfilled:

(a)  No Adverse Decision. There shall be no action, suit, investigation or proceeding pending or threatened by or before any court, arbitrator or administrative or governmental body which seeks to restrain, enjoin, prevent the consummation of or otherwise affect the transactions contemplated by this Agreement or questions the validity or legality of any such transactions or seeks to recover damages or to obtain other relief in connection with any such transactions.

(b)  Payment of Purchase Price. The aggregate purchase price for the Shares is One Hundred and Forty Thousand ($140,000.00) of which $20,000.00 shall be paid on execution of this agreement to the seller and the balance of thirty thousand in 3 monthly installments of ten thousand ($10,000.00) which the balance of Ninety Thousand shall be evidence by a promissory note at the rate of 6% interest for one year with conversion rights of 40% of the market price with a 5 day look back .

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Closing will occur upon the Issuance of the shares to the buyer and the delivery of the document as to Schedule A.

3.	Representations and Warranties of Seller. Sellers represent and warrant to Buyer, jointly and severally, as of the date of this Agreement and as of the Closing Date as follows:

(a)  Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has the requisite corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified as a foreign corporation to do business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such qualification necessary other than those jurisdictions in which the failure to so qualify would not have a material and adverse effect on the business, operations, properties, prospects or condition (financial or otherwise) of the Company. The Company’s Common Stock is listed and traded on the OTCPink. The Company is not in violation of any OTC Markets requirements for trading and does not anticipate that the stock will be delisted in the future. The Company’s Common Stock is DTC eligible.

(b)  Authority. Each Seller has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement by Sellers and Buyer and the consummation by each of the transactions contemplated hereby by each Seller and the Company, have been duly authorized by all necessary action on the part of each Seller and the Company. This Agreement has been duly executed and delivered by each Seller and constitutes a valid and binding obligation of each Seller, enforceable against each Seller in accordance with its terms, subject to: (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby do not and will not result in a breach, violation or default or give rise to an event which, with the giving of notice or after the passage of time, or both, would result in a breach, violation or default of any of the terms or provisions of the Company’s Articles of Incorporation, By-Laws or of any material indenture, agreement, judgment, decree or other instrument or restriction to which a Seller or the Company are a party or by which a Seller, the Company or any of the assets of the Company may be bound or affected; the execution and delivery of this Agreement have been and, as of the Closing Date, the consummation of the transactions contemplated hereby will have been, duly authorized, and no authorization or approval, whether of the shareholders or directors of the Company or of governmental bodies or otherwise, will be necessary in order to enable the Company or Sellers to enter into and perform same.

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(c)  Capitalization. The authorized capital stock of the Company consists issued 767,297,266 shares of common $0.001 par value and issued of 10,000,0000 shares of Class A Preferred stock of 0.001 par value 60,741,000 shares of Class D Preferred stock at $0.001 par value, of which 60,741,000 shares are issued and outstanding and 360,000,000 of common shares are issued. The Shares being sold to Buyer constitute a control block of the issued and outstanding capital stock of the Company are directly owned of record and beneficially by Sellers, have been duly authorized and validly issued and are fully paid and non-assessable herein sets forth a true and complete history of the issuance and cancellation, where applicable, of all the shares of capital stock of the Company and the share certificates evidencing the same, which have heretofore been issued by the Company. There are no securities of the Company outstanding that contain anti-dilution or similar provisions that will be triggered by the sale of the Shares. There are no outstanding preemptive, conversion or other rights, options, warrants or agreements granted or issued by or binding upon the Company for the purchase or acquisition of any shares of the Company’s capital stock, including, without limitation, the Shares. Sellers will, at the Closing, transfer to Buyer good title to the Shares, free and clear of any mortgages, liens, pledges, security interests, charges, restrictions, claims or encumbrances of any nature. The Company does not hold any equity interest in any other entity. There are no agreements for the registration of any outstanding common shares of the Company’ stock.

(d)  Liabilities. Following the Closing, Sellers will have no debts, liabilities or obligations relating to the Company or its business or activities, and the Company will have no debts or liabilities whether before or after the Closing, and there are no outstanding guaranties, performance or payment bonds, letters of credit or other contingent contractual obligations that have been undertaken by any Seller directly or indirectly in relation to the Company or its business or by the Company and that may survive the Closing.

(e)  Litigation. There are no actions, suits, proceedings or investigations (including any purportedly on behalf of the Company or Sellers) pending or threatened against or affecting the businesses or properties of the Company or Sellers, whether at law or in equity or admiralty or before or by any governmental department, commission, board,

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agency, court or instrumentality, domestic or foreign; nor is the operating under, subject to, in violation of or in default with respect to, any judgment, order, writ, injunction or degree of any court or other governmental department, commission, board, agency or instrumentality, domestic or foreign. No written inquiries or oral inquiries have been made directly to a Seller by any governmental agency which might form the basis of any such action, suit, proceeding or investigation, or which might require the Company to undertake a course of action which would involve any expense. No filings have been made by any present or former employee with the Equal Employment Opportunity Commission or any governmental agency, asserting any claim based on alleged race, gender (including, without limitation, sexual harassment), age or other type of discrimination on the part of the Company.

(f)    Transactions with Affiliates. There are no existing loans, leases, royalty agreements, employment contracts, webmaster agreements or any other agreement or arrangement, oral or written, between the Company, on the one hand, and any past or present shareholder or director of the Company (or any member of the immediate family of such shareholder or director of any entity in which such shareholder or director has any equity or other economic interest), on the other hand.

(g)    Enforceability. The execution, delivery and performance by Sellers of this Agreement are within Sellers’ powers. This Agreement has been duly executed and delivered by Sellers and constitutes the valid and binding agreement of Sellers, enforceable against Sellers in according to its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

(h)  No Untrue Representation or Warranty. No representation or warranty made by Sellers or the Company contained in this Agreement or any attachment, statement, schedule, exhibit, certificate or instrument furnished or to be furnished to Buyer by pursuant hereto, or otherwise furnished in writing by in connection with the transactions contemplated hereby contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements contained herein or therein not misleading.

(i)  Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to Buyer, are accurate and complete in all material respects, and the Company has all the information it needs to complete its Quarterly Reports with the OTC for the periods ended September 30, 2019 and its Annual Report with the OTC for the period ended December 31, 2019.

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(j)  Taxes. The Company has made or filed all federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject and has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to which such returns, reports or declarations apply.

(k)   Patents, Trademarks, Etc. There are no inventions, licenses, patents, patent applications, trademarks, copyrights, trademark or copyright applications or registrations, pending or existing, owned by or registered in the name of the Company and the present conduct of the business of the Company does not infringe upon or violate any patents, trademarks, trade names, trade secrets or copyrights of anyone, nor has the Company received any notice of any infringement thereof.

(l)  Compliance with Law. The Company is not in violation of any laws, governmental orders, rules or regulations, whether federal, state or local, to which it or any of its properties are subject, which may have a material adverse effect as to the Company, or its assets.

(m)  OTC Markets, Financial Statements. The Company has delivered to Buyer true and complete copies of all reports, schedules, forms, statements and other documents required to be filed by it with OTC Markets, Inc. (“OTC”) pursuant to the OTC Pink Basic Disclosure Guidelines (the “OTC Documents”), except for exhibits and incorporated documents. The Company has not provided to Buyer any information which, according to applicable law, rule or regulation, should have been disclosed publicly by the Company but which has not been so disclosed, other than with respect to the transactions contemplated by this Agreement.

As of their respective dates, the OTC Documents complied in all material respects with the requirements of the OTC Pink Basic Disclosure Guidelines and the rules and regulations of the OTC relating thereto and any other federal, state and local laws, rules and regulations applicable to such OTC Documents, and none of the OTC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the OTC Documents comply as to form in all material respects with applicable accounting requirements

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and the published rules and regulations of the OTC or other applicable rules and regulations with respect thereto. Such financial statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company’s common stock is not required to be registered under the Securities Exchange Act of 1934, as amended.

(n)  Absence of Certain Changes. there has been no material adverse change and no material adverse development in the business, properties, operations, financial condition, or results of operations of the Company.

(o)  Full Disclosure. There is no fact known to the Company or any Seller (other than general economic conditions known to the public generally) that has not been disclosed in writing to Buyer that: (i) would reasonably be expected to have a material adverse effect on the business or financial condition of the Company or (ii) would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

   4.  Representations and Warranties of Buyer. Buyer represents and warrants to Sellers as of the date hereof as follows:

(a)  Authority. Buyer has full power and capacity to execute and deliver this Agreement and to perform its obligations hereunder.

(b)   Enforceability. This Agreement constitutes the valid and binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability is limited by: (i) any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally or (ii) general principles of equity, whether considered in a proceeding in equity or at law.

(c) Consents. Buyer is not required to obtain the consent of any person, including the consent of any party to any contract to which Buyer is a party, in connection with execution and delivery of this Agreement and performance of its obligations hereunder.

5.	Covenants of the Parties.

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(a)   Further Assurances. Each of the parties agrees that, at any time after the Closing, upon the request of the other party each will do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acknowledgments, deeds, assignments, bills of sale, transfers, conveyances, instruments, consents and assurances as may reasonably be required for the better assigning, transferring, granting, conveying, assuring and confirming to Buyer, its successors and assigns, the Shares to be sold or assigned to Buyer as provided herein and effecting the other covenants contemplated hereby.

(b)   Cooperation. The parties shall cooperate with each other fully with respect to actions required or requested to be undertaken with respect to tax audits, administrative actions or proceedings, litigation and any other matters that may occur after the Closing, and each party shall maintain and make available to the other party upon request all corporate, tax and other records required or requested in connection with such matters.

(c)    Publicity. Each of the parties hereto agrees that no publicity release or announcement concerning the transactions contemplated hereby or the terms and conditions of this Agreement shall be issued without the advance approval of the form and substance thereof by Buyer.

6.	Miscellaneous.

(a)   Counterparts and Electronic Means. This Agreement may be signed in any number of counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument. This Agreement may be signed by facsimile or other means of electronic communication capable of reproducing a printed copy and shall be deemed effective for all purposes.

(b)	Amendments and Waivers.

(i)	No provision of this Agreement may be amended or waived unless such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

(ii)	No failure or delay by any party in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.

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(c)  No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their permitted successors and assigns and nothing herein expressed or implied will give or be construed to give to any person, other than the parties hereto, and such permitted successors and assigns, any legal or equitable rights hereunder.

(d)  Governing Law. This Agreement will be governed by, and construed in accordance with, the internal substantive law of the State of Nevada.

(e)  Headings. The headings in this Agreement are for convenience of reference only and will not control or affect the meaning or construction of any provisions hereof.

(f)  Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof of this Agreement.

(g)   Severability. If any provision of this Agreement or the application of any such provision to any person or circumstance is held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the remainder of the provisions of this Agreement (or the application of such provision in other jurisdictions or to Persons or circumstances other than those to which it was held invalid, illegal or unenforceable) will in no way be affected, impaired or invalidated, and to the extent permitted by applicable law, any such provision will be restricted in applicability or reformed to the minimum extent required for such provision to be enforceable. This provision will be interpreted and enforced to give effect to the original written intent of the parties prior to the determination of such invalidity or unenforceability.

(h)  Notices. Any notice, request or other communication hereunder shall be given in writing, electronically digitally and or shall be served either personally, by overnight delivery or delivered by mail, certified return receipt and addressed to the following addresses:

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If to Buyers :FB Technologies

Global ,Inc A Delaware Corporation

By: Nicolas Link

/s/ Nicolas Link

If to Sellers:

c/o Larson Elmore,

15954 Jackson Creek Parkway, Ste. B-322

Monument, Colorado 80132

By: /s/ Lee Larson Elmore

(i)	Survival and Indemnity

(i)	Survival of Covenants, Representations and Warranties. The representations and warranties set forth in Sections 3 and 4, the covenants set forth in Section 5 and the provisions of this Section 6 shall survive and remain in effect following the Closing Date.

(ii)	Indemnity Against Claims. Sellers, jointly and severally, hereby agree to indemnify and hold each Buyer harmless from and against the following:

(1)   Any and all liabilities, losses, damages, claims, costs and reasonable expenses suffered by Buyer (whether awarded against Buyer or paid by Buyer in settlement of a claim), resulting from any misrepresentation, breach of any warranty, or non-fulfillment of any covenant or agreement on the part of Sellers contained in this Agreement or in any written statement, attachment, schedule, exhibit or certificate furnished or to be furnished by Sellers to Buyer pursuant hereto; and

(2)    Any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to any of the foregoing and any and all actions, suits, proceedings, demands, assessments or judgments, costs and reasonable expenses (including reasonable attorneys’ fees) incident to the operation of the Company prior to the date hereof.

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(j)  Notice of Claim, Assumption of Defense and Settlement of Claims. A Buyer shall promptly give notice (an “Indemnification Notice”) in accordance with paragraph (h) of this Section 6 to Seller (herein, the “Indemnifying Party”) after Buyer shall have knowledge of any demands, claims, actions or causes of action (singly, a “Claim” and hereinafter referred to collectively as “Claims”) which might give rise to a Claim by Buyer against Sellers stating the nature and basis of said Claim and amount therefore but not to exceed the amount of funds for the the to the extent known not to exceed the limit of $10,000. A failure to give notice hereunder shall not relieve the Indemnifying Party from any obligation hereunder unless such failure to give notice shall materially and adversely affect Indemnifying Party’s ability to defend the Claim. Each such Indemnification Notice shall specify in reasonable detail the nature and amount of the Claim and shall, to the extent available to Buyer, include such supporting documentation as shall reasonably be necessary to apprise the Indemnifying Party of the facts giving rise to the Claim. After the delivery of an Indemnification Notice certifying that Buyer has incurred or had asserted against it any liabilities, claims, losses, damages, costs or expenses for which indemnity may be sought in accordance with the terms of this paragraph (j) of this Section 6 (the “Damages”), Buyer shall make a claim in an amount equal to the incurred Damages or asserted Damages, as the case may be (which, in the case of any asserted Damages shall include each Buyer’s reasonably estimated cost of the defense thereof, hereinafter the “Estimated Defense Costs”). The right to indemnification hereof and the amount or estimated amount thereof, as set forth in such notice, shall be deemed agreed to by the Indemnifying Party unless, within 30 days after the date of such notice (the expiration of such 30-day period being hereinafter referred to as the “Liability Notice Deadline Date”), Buyer is notified in writing pursuant to paragraph (h) of this Section 6 that the Indemnifying Party disputes the right to indemnification as set forth or estimated in such notice or that it elects to defend, in the manner hereinafter provided, the claim of a third party giving rise to such indemnification right. If the Indemnifying Party disputes the right to indemnification as herein above provided or elects to defend the claim of the third party, the same shall be deemed determined when finally determined by a court or tribunal from which no appeal is or may be taken or when the defense thereto.

With respect to any third party Claims made subsequent to the Closing, the following procedures shall be observed:

(i)   Promptly after delivery of an Indemnification Notice in respect of a Claim, the Indemnifying Party may elect, by written notice to Buyer, to undertake the defense thereof with counsel reasonably satisfactory to Buyer and at the sole

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cost and expense of the Indemnifying Party. In the event the Indemnifying Party elects to assume the defense of any such Claim, it shall not, except as provided in paragraph (ii) below, be liable to Buyer for any legal fees, costs and expenses incurred by Buyer after the date thereof, in connection with such defense. Buyer shall have the right to participate in, but not control the conduct of, any such action through counsel of its own choosing, at its own expense.

(ii)	Unless and until the Indemnifying Party assumes the defense of the third party Claim as provided in paragraph (i) above, or in the event the Indemnifying Party ceases to conduct such defense, Buyer may defend against the third party Claim in any manner it reasonably may deem appropriate, at the expense of the Indemnifying Party.

(iii)	Failure by the Indemnifying Party to notify Buyer of its election to defend any such action by the Liability Notice Deadline Date shall be deemed a waiver by the Indemnifying Party of its right to defend such action. If the Indemnifying Party assumes the defense of any such Claim, its obligations hereunder as to such Claim shall be limited to taking all steps necessary in the defense or settlement of such Claim and to holding Buyer harmless from and against any and all losses, damages, expenses and liabilities awarded in any such proceeding or arising out of any settlement approved by the Indemnifying Party or any judgment in connection with such Claim.

(iv)	The Indemnifying Party shall not, in the defense of any such Claim, consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), except that no consent of Buyer shall be required if the judgment or proposed settlement (1) involves only the payment of money damages to be paid by the Indemnifying Party and does not impose any injunction or other equitable relief upon Buyer, (2) includes as an unconditional term thereof a full dismissal of the litigation or proceeding with prejudice and the delivery by the claimant or plaintiff to Buyer of a release from all liability with respect to such claim or litigation, and (3) does not by its terms attribute liability to Buyer.

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In no event may Buyer consent to the entry of any judgment or enter into any settlement with respect to the third party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

Buyer will cooperate fully with the Indemnifying Party in the conduct of any proceeding as to which the Indemnifying Party assumes the defense hereunder. Such cooperation shall include: (i) providing the Indemnifying Party and its counsel access to all books and records of the Company to the extent reasonably related to such proceeding; (ii) furnishing information about Buyer to the Indemnifying Party and their counsel; (iii) making employees available to counsel to the Indemnifying Party; and (iv) preserving the existence of and maintaining all books and records of the Company.

(l)  Remedies Cumulative. The remedies provided to Buyer herein shall be only for the funds advanced to seller and shall preclude Buyer from asserting any other rights or seeking any other remedies against an Indemnifying Party or his or its respective heirs, successors or assigns. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent or subsequent assertion or employment of any other appropriate right or remedy.

(m)  Termination. This Agreement may be terminated at any time prior to the Closing Date contemplated hereby by either party:

(i)	the termination by either parties;

(ii)	Sellers, if there has been a material breach by Buyer ofany material representation, warranty, covenant or agreement set forth in this Agreement on the part of Buyer that is not cured, to the reasonable satisfaction of Sellers, within 2 Business Days after notice of such breach is given by Sellers

(iii)	Buyer, if there has been a material breach by Sellers of any material representation, warranty, covenant or agreement set forth in this Agreement on the part of Seller that is not cured by the breaching party, to the reasonable satisfaction of Buyer, within 2 Business Days after notice of such breach is given by Buyer

(iv)	Sellers, on the one hand, or Buyer, on the other hand, if the transaction contemplated by this Agreement has not been consummated prior May 10, 2020 through no fault of the party terminating the Agreement, unless the parties hereto agree to extend such date in writing; or

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(v)	any party if any permanent injunction or other order of a governmental entity of competent authority preventing the consummation of the transaction contemplated by this Agreement has become final and non-appealable.(in any case, each a “Termination Date”).

(n)  Currency. All monetary amounts set out herein are stated in United States dollars.

(o)  Schedules and Exhibits. The schedules and exhibits are attached to this Agreement and incorporated herein.

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SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered, effective as of the date first above written.

SELLER(S)

:

Larson Elmore Title:Managing Member Date: May

10, 2020

Signature:

/s/ Lee Larson Elmore

BUYER: FB Technologies Global, Inc Address:

Signature: /s/ Nicolas Link

Title _______________________________

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SCHEDULE “A”

LIST OF SELLERS:	TO BE SOLD TO BUYER -10,000 ,000 Preferred
LEE LARSON ELMORE	Class A , 60,741,000 Preferred Class D and
360,000,000 common

Total Amount :
$140,000. 00

Confirmation and Delivery at Closing

Good Standing Letter of Sec of State of Nevada

Resignation Letter of CEO and
Director

Appointment of New CEO and Director

Board Resolution Letter to Security Transfer Corporation

Current Share Holder list by Transfer Agent Current

Issuance confirmation of Control Block of Preferred Class A and D and 360,000,000 common shares from Transfer Agent to Buyer

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